Exhibit 99.1

LUMBER LIQUIDATORS ANNOUNCES

NEW SENIOR MANAGEMENT APPOINTMENT

TOANO, Va., May 26, 2017 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced that it has appointed Timothy J. Mulvaney as Senior Vice President, Chief Accounting Officer, who will report to Marty Agard, the Company’s Chief Financial Officer. Mr. Mulvaney is a certified public accountant and spent the last 20 years in various financial roles with Media General. Since 2012, Mr. Mulvaney served as Media General’s Chief Accounting Officer, and served as their Controller since 2009 - in each case through the effective time of the merger between Media General and Nexstar Broadcasting Group, Inc. Prior to joining Media General, Mr. Mulvaney spent six years at Ernst & Young LLP.

Dennis Knowles, Chief Executive Officer, commented, “We are extremely pleased to have Tim join our Lumber Liquidators team. We believe his long-term experience with a public company, with a broad range of experience in technical accounting and team-building, will enable him to make immediate contributions to our business and operations. Further, we welcome the insight that he will bring to the Company with his fresh perspective and new ideas.”

About Lumber Liquidators

With 385 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about our corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators Investor Relations

Steve Calk

Tel: 757.566.7512